Effective December 31, 2000, a corporate reorganization of Great-West Life & Annuity Insurance Company (GWL&A) was completed. Under the new structure, GWL&A is no longer a subsidiary of The Great-West Life Assurance Company but continues to be indirectly owned by Great-West Lifeco Inc., a holding company.


Signature Page

The following form or signature shall follow items 79, 85, 88, 104, 110 or 130 as appropriate. This report is signed on behalf of the registrant (or depositor or trustee).

City of: Greenwood Village  State of: Colorado       Date: February 28, 2001

Name of Registrant,  Depositor,  or Trustee:  Retirement Plan Series Account

By:/s/ Beverly A. Byrne                      Witness:/s/  Susan E. Campbell
Beverly A. Byrne                                          Susan E. Campbell
Vice President, Counsel                                   Legal Assistant I
and Associate Secretary